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                                   EXHIBIT 5

          [Letterhead of Nutter, McClennen & Fish, LLP Appears Here]



                                 April 4, 1996

NABI
5800 Park of Commerce Boulevard, N.W.
Boca Raton, Florida 33487

Gentlemen:

    Reference is made to that certain Shelf Registration Statement on Form S-3 (the "Registration Statement"), which NABI (the "Company") is filing on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the resale of approximately $80,500,000 aggregate principal amount of the Company's 6-1/2% Convertible Subordinated Notes due 2003 (the "Notes") by the holders thereof, and the resale of up to 5,750,000 shares of the Company's Common Stock, $.10 par value (the "Common Stock") issuable upon the conversion of the Notes by holders of Notes who did not purchase such Notes pursuant to the Registration Statement.

    We have acted as counsel for the Company in connection with the Registration Statement. We have examined original or certified copies of the Restated Certificate of Incorporation of the Company, the Company's By-laws, the corporate records of the Company to the date hereof, certificates of public officials and such other documents, records and materials as we have deemed necessary in connection with this opinion letter. Based upon the foregoing, and in reliance upon information from time to time furnished to us by the Company's officers, directors and agents, we are of the opinion that: (i) the Notes constitute binding obligations of the Company to the holders thereof; and
(ii) the shares of Common Stock to be issued by the Company from time to time upon the conversion of Notes, when sold by holders thereof upon the terms described in the Registration Statement, will be duly and validly issued, fully paid and non-assessable.

    We understand that this opinion lettter is to be used in connection with the Registration Statement, as finally amended, and hereby consent to the filing of this opinion letter with and as a part of the Registration Statement as so amended, and to the reference to our firm in the Prospectus under the heading "Legal Matters." It is understood that this opinion letter is to be used in connection with the resale of the aforesaid Notes and shares of Common Stock only while the Registration Statement is effective as so amended and as it may be amended from time to time as contemplated by Section 10(a)(3) of the Securities Act.

                                        Very truly yours,


                                        /s/ Nutter, McClennen & Fish, LLP
                                        NUTTER, McCLENNEN & FISH, LLP